Exhibit 10.3

BOUMARANG INC SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is made and entered into as of the Effective Date determined under Section 2(a) by and between Eva Defense Inc. and Eva Live Inc. (Eva Live Inc. being the parent company of its wholly owned subsidiary Eva Defense Inc.), each with its principal place of business located in Las Vegas, Nevada (collectively, the “Company”) and Boumarang Inc with its principal place of business located at 200 Spectrum Center Drive, Irvine, California 92618 (the “Service Provider”) (each party shall be referred to as a “Party” and collectively they shall be “Parties”). Eva Defense Inc. and Eva Live Inc. shall be jointly and severally liable for all obligations, covenants, payment obligations, and indemnities of the Company under this Agreement, and any notice, approval, consent, or direction given by either of them shall bind both.

1. Engagement and Services

(a) Engagement. The Company engages the Service Provider to provide and perform the services set forth in Boumarang - EVA Defense Resilient Communications Drone Program - v2026.07.04.pdf attached hereto as Exhibit A and incorporated herein by reference (the “Proposal”; the services described in the Proposal, the “Services”), and the Service Provider accepts the engagement.

(b) Standard of Services. All Services to be provided by Service Provider shall be performed with promptness and diligence in a workmanlike manner and at a level of proficiency that is standard in the industry. In accordance with the obligations of non-disclosure provided in section 4 below, the Company shall provide such access to its information, property, and personnel as may be reasonably necessary to permit the Service Provider to perform the Services.

(c) Targets, KPIs, and Schedules. Progress is measured by the execution of action items as outlined in the proposal with completion defined as delivery of named presentation(s) or plan(s).

(d) Order of Precedence. The Proposal attached as Exhibit A is incorporated into and forms part of this Agreement. In the event of any conflict or inconsistency among the documents comprising this Agreement, the following order of precedence shall control: (i) any Change Order executed in accordance with Section 13, with the most recently executed Change Order controlling; (ii) the body of this Agreement; and (iii) the Proposal. No preprinted or standard terms contained in any purchase order, invoice, portal, or similar document shall apply to or modify this Agreement, notwithstanding acknowledgment or acceptance of such document.

2. Service Period

(a) Effective Date. This Agreement shall become effective on the date it is executed by the last Party to sign it (the “Effective Date”).

(b) Work Start Date. The Service Provider’s obligation to commence performance of the Services shall begin on Aug 1st 2026, or on such other date mutually confirmed in writing by authorized representatives of both Parties (the “Work Start Date”). Should the first month’s payment of 100,000 USD arrive before Aug 1st, the Work Start Date will be retroactive to the date the payment is received.

(c) Service Period. The period for performance of the Services shall begin on the Work Start Date and continue until completion of the Services, unless earlier terminated in accordance with this Agreement (the “Service Period”). Unless otherwise expressly stated in the Proposal or a signed Change Order, all project timelines, milestones, deliverable due dates, and performance periods shall be measured from the Work Start Date.

(d) Delay in Work Start. If the Work Start Date is delayed due to the Company’s failure to provide required access, information, approvals, funding, materials, personnel, facilities, or other dependencies reasonably necessary for performance, the Service Provider may extend the project schedule and milestone dates by the period of delay, plus any reasonable remobilization period.

(e) Changes to Work Start Date. Any change to the Work Start Date must be documented in a written amendment, Change Order, or written confirmation by authorized representatives of both Parties.

3. Service Fee and Expenses Service Fee:

●	In consideration of the Services to be rendered, the Company shall pay the Service Provider a Service fee at the rate(s) set forth in the proposal.

●	The Service Provider shall adhere to the work schedule outlined in the Proposal, track and report hours worked on a monthly basis, and not incur or charge more than the amount specified in the Proposal without prior written approval on updated project plans.

Expenses:

●	The Service Provider shall be entitled to reimbursement for all pre-approved expenses reasonably incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the regular procedures of the Company. These expenses include but are not limited to travel, material purchases for development, testing, and prototype creation, shipping, software, and advertising.

●	The Service Provider shall apply a mark-up of 15% to the actual cost of materials utilized in the provision of engineering development services under this Agreement, as stated in bullet point 16. However, the Service Provider undertakes not to exceed this mark-up limit of 15% on materials for any project encompassed within the scope of this Agreement.

Payment:

●	The Service Provider shall submit invoices to the Company detailing the Services to be performed during the upcoming phase of work and any approved expenses from the preceding phase.

●	All such invoices shall be due by the dates stated within the proposal. If no due date is specified, invoices will be sent on a bi-monthly (twice monthly) basis and shall be due and payable within 7 (seven) calendar days of receipt thereof by the Company.

●	If payment is not received when due, services may be suspended until payment is received, and other penalties may be assessed, including but not limited to a late fee of 3% per month (or, if less, the maximum rate permitted by applicable law) on all undisputed amounts remaining unpaid, accruing monthly from the due date until paid in full.

●	A fee of $100,000 is due upon execution of this agreement. This fee is equal to the fixed monthly fee due on or before the 1st of each month for a period of 12 months (Aug 1st 2026 - July 31st 2027). The twelve (12) monthly fees, totaling $1,200,000, constitute a firm and noncancelable commitment of the Company, subject only to Section 19.

4. Confidential Information

(a) Defined. In this Agreement the term “Confidential Information” shall mean all information relating to the business of a Party (the “Disclosing Party”), including, but not limited to, research, developments, product plans, products, services, diagrams, formulae, processes, techniques, technology, firmware, software, know-how, designs, ideas, discoveries, inventions, improvements, copyrights, trademarks, trade secrets, customers, suppliers, markets, marketing, and finances disclosed by the Disclosing Party either directly or indirectly in writing, orally or visually, to the other Party (the “Receiving Party”). Confidential Information does not include information which:

(i) is in or comes into the public domain without breach of this Agreement by the Receiving Party,

(ii) was in the possession of the Receiving Party prior to receipt from the Disclosing Party and was not acquired by the Receiving Party from the Disclosing Party under an obligation of confidentiality or non-use,

(iii) is acquired by the Receiving Party from a third party not under an obligation of confidentiality or non-use to the Disclosing Party, or

(iv) is independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party.

(b) Obligations of Non-Disclosure and Non-Use. Unless otherwise agreed in advance and in writing by the Disclosing Party, the Receiving Party shall not, except as required by law or court order, use the Confidential Information for any purpose other than the performance of the Services or the exercise of its rights under this Agreement, or disclose the Confidential Information to any third party.

The Receiving Party may disclose the Confidential Information only to those of its Representatives who need to know such information for purposes of this Agreement. For purposes of this Agreement, “Representatives” means a Party’s employees, officers, directors, affiliates, subcontractors, attorneys, accountants, and technical advisers. In addition, prior to any disclosure of such Confidential Information to any such Representative, such Representative shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, the Receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its Representatives. The Receiving Party shall use the same degree of care to avoid disclosure of the Confidential Information as it employs with respect to its own Confidential Information of like importance, but not less than a reasonable degree of care.

(c) Return of Confidential Information. Upon the termination or expiration of this Agreement for any reason, or upon the Disclosing Party’s earlier request, the Receiving Party will deliver to the Disclosing Party all of the Disclosing Party’s property or Confidential Information in tangible form that the Receiving Party may have in its possession or control. The Receiving Party may retain one copy of the Confidential Information in its legal files.

(d) Compelled Disclosure. If the Receiving Party is required by law, regulation, subpoena, or court or governmental order to disclose Confidential Information, it shall, to the extent legally permitted, provide the Disclosing Party with prompt written notice and reasonable cooperation so that the Disclosing Party may seek a protective order or other remedy, and shall disclose only that portion of the Confidential Information that it is legally required to disclose.

(e) Retained Copies. Notwithstanding Section 4(c), the Receiving Party may retain copies of Confidential Information contained in routine electronic backup or archival systems and copies required to be retained under applicable law, regulation, or professional recordkeeping requirements, provided that such copies remain subject to this Section 4 for so long as they are retained.

(f) Duration. The obligations of this Section 4 shall continue for five (5) years following the termination or expiration of this Agreement, except that Confidential Information constituting a trade secret shall remain protected for so long as it qualifies as a trade secret under applicable law.

5. Non-Solicitation by Company

Company recognizes that by virtue of this engagement, it will be introduced to employees, contractors, and Service Providers of the Service Provider, which are important to the continued operation of the Service Provider. Company recognizes the substantial expenditure of time and effort which the Service Provider devotes to the recruitment, hiring, orientation, training and retention of its employees, agents, contractors, and Service Providers. Accordingly, Company agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of this Agreement, Company shall not directly or indirectly, solicit, recruit, or entice away from the Service Provider any employee, agent, contractor, or Service Provider of the Service Provider with whom the Company had material contact, or to whom the Company was directly introduced, in connection with the Services. This Section 5 does not restrict, and shall not be construed to restrict: (i) general solicitations or advertisements not specifically targeted at the Service Provider’s personnel; (ii) the hiring of any person who responds to such a general solicitation or who contacts the Company on his or her own initiative without prior solicitation; or (iii) the hiring of any person whose engagement with the Service Provider ended at least six (6) months before the first such contact. The Parties intend this Section 5 to be enforced only to the fullest extent permitted by applicable law, including California Business and Professions Code Section 16600, and if any portion is held unenforceable, that portion shall be modified or severed and the remainder enforced.

6. Insurance, Waiver of Subrogation, and Indemnity Obligations

Service Provider shall maintain at its sole expense commercial general liability insurance in an amount that Service Provider deems commercially reasonable. Company may require Service Provider to provide to Company a certificate of insurance evidencing such coverage.

Company shall obtain commercial general liability insurance with product liability coverage with policy limits of at least $2,000,000 general aggregate limit, and $1,000,000 per occurrence limit. Company shall cause Service Provider to be named as an additional insured on such policy of insurance.

WAIVER OF SUBROGATION. Service Provider and Company each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Service Provider or Company and in force at the time of such loss or damage, regardless of whether the injury or damage was caused by or arose out of the sole, exclusive, or joint negligence of the released party or parties.

INDEMNIFICATION. The Parties acknowledge that the Service Provider performs engineering development services and delivers prototypes and other Deliverables at the Company’s direction and to requirements specified and approved by the Company, and that the Company is solely responsible for: (i) the specification, review, and written approval of all requirements, designs, and Deliverables; (ii) all decisions whether and how to produce, manufacture, market, sell, export, deploy, or operate any product incorporating any Deliverable; (iii) series production, manufacturing, and production quality; (iv) obtaining and maintaining all certifications, airworthiness or type approvals, licenses, and regulatory and export authorizations for any such product and its end use; and (v) all end-user documentation, instructions, labeling, and warnings. The Service Provider is not the manufacturer, producer, or seller of any product placed into commerce by or for the Company. As such, Company shall indemnify and save the Service Provider, its employees, agents, owners, attorneys, Service Providers, representatives, and directors harmless from and against any and all claims, liability, loss, expenses, suits, damages, fines, assessments, penalties, judgments, demands, and costs (including legal fees and expenses) arising out of any accident, injury or death to persons, or loss of or damage to property, or fines and penalties, which may result, in whole or in part, by reason of the use, misuse, operation, malfunction, failure, loss, improper design, improper manufacture, failure to warn, or otherwise arising in whole or in part from any product, deliverable, or service the subject of this Service Agreement, specifically including the negligence of the Service Provider, whether sole or joint. The Company shall defend and settle at its sole expense all suits or proceedings arising out of the foregoing, provided that Service Provider shall be permitted to hire its own counsel at its own expense, should it determine to do so, in its sole discretion. The indemnity obligations stated herein shall survive the termination of this Agreement.

The Parties agree that the injury stemming from Company’s violation of this provision will cause injury to Service Provider for which there is not an adequate remedy at law, and therefore injunctive relief to preclude a threatened or actual breach shall be immediately available, and not bond shall be necessary to obtain its issuance.

7. Independent Contractor

The Parties agree this Agreement creates an independent contractor relationship. It does not create an employer-employee relationship between the Service Provider and the Company. The relationship of the Parties shall not be that of a partnership, the existence of any partnership being expressly disclaimed by the Parties.

The Service Provider shall have no right to receive any employee benefits provided by the Company to its employees. Service Provider agrees to pay all taxes due in respect of its receipt of the Service Fee. This Agreement does not authorize the Service Provider to act for the Company as its agent or to make commitments on behalf of the Company.

8. Force Majeure

Either Party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature.

The obligations and rights of the Party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the Parties’ respective obligations hereunder shall resume.

9. Non-Publicity/Confidentiality of Agreement and its Terms

The Company and Service Provider agree not to disclose the existence and the contents (including but not limited to Company’s interest and/or involvement in the area/industry related to Services of this Agreement) to any third party without the prior written consent of the other Party except: (i) to its advisors, attorneys or auditors who have a need to know such information, provided that such advisors, attorneys or auditors are advised of and are bound by this obligation of confidentiality, (ii) as required by law or court order, (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets, or (iv) as may be required in connection with the enforcement of this Agreement.

Notwithstanding the foregoing, either Party may disclose this Agreement and its terms, and the existence and subject matter of this Agreement, to the extent required by applicable securities laws, rules, or regulations, the rules of any securities exchange or self-regulatory organization, or by the U.S. Securities and Exchange Commission, including any description of this Agreement in, or the filing of this Agreement (in whole or in part) as an exhibit to, any registration statement, prospectus, or periodic report; the disclosing Party shall, where reasonably practicable and permitted by law, seek confidential treatment of competitively sensitive terms.

10. Assignment

The Services to be performed by Service Provider hereunder are personal in nature, and Company has engaged Service Provider as a result of Service Provider’s expertise relating to such Services. Service Provider, therefore, agrees that it will not assign, sell, transfer, delegate or otherwise dispose of this Agreement or any right, duty or obligation under this Agreement without the Company’s prior written consent, unless such assignment arises out of a merger, acquisition, or asset sale whereby substantially all of the assets of Service Provider are transferred (or any substantially similar transaction), in which case no such written consent shall be required. Company may assign any right, duty, or obligation hereunder with the written consent of Service Provider. Notwithstanding the foregoing, the Service Provider may engage one or more third parties, including its affiliates and related parties, as subcontractors to perform any portion of the Services as and when the Service Provider deems necessary, without the Company’s prior consent; provided that the Service Provider shall remain responsible for the performance of the Services and for each subcontractor’s compliance with the applicable terms of this Agreement. Each subcontractor shall be bound by written obligations of confidentiality and, where applicable, assignment of intellectual property no less protective than those set forth in this Agreement, together with all applicable export control, sanctions, security, and other regulatory flow-down requirements.

11. Governing Law, Dispute Resolution, and Mandatory Arbitration.

This Agreement has been entered into in the State of California, and its validity, construction, interpretation and legal effect shall be governed exclusively by the laws of the State of California applicable to agreements entered into and performed entirely therein. Any action based on, or arising out of, or related to this Agreement or the services hereunder shall be resolved through final and binding arbitration in Orange County, California. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained and provided by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules. The parties shall divide and pay equally the arbitrator’s fees, and, except as provided in the following sentence, each Party shall bear its own costs and fees. Notwithstanding the foregoing, in any action, arbitration, or proceeding to collect fees or other amounts due and owing under this Agreement, or otherwise arising out of the non-payment of such amounts, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitration shall be administered by the AAA in accordance with its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the agreement to arbitrate, either Party may apply to a court of competent jurisdiction located in Orange County, California for a temporary restraining order, preliminary injunction, or other provisional relief in aid of arbitration, including to protect Confidential Information or intellectual property, and each Party consents to the personal jurisdiction and venue of such courts for that purpose; seeking such relief shall not constitute a waiver of the agreement to arbitrate. The AAA’s administrative fees and the arbitrator’s compensation shall be borne equally by the Parties, subject to the prevailing-Party recovery provided above. A demand for arbitration, notices, and process in aid of arbitration may be served in the manner provided in Section 21 (Notices) or as otherwise permitted by applicable law.

12. General

This Agreement constitutes the entire agreement of the Parties on the subject hereof and supersedes all prior understandings and instruments on such subject. This Agreement may not be modified other than by a written instrument executed by duly authorized representatives of the Parties.

No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion. Failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision(s) of this Agreement.

Should any provision of this Agreement be held by a tribunal having jurisdiction to consider the matter to be illegal, invalid or unenforceable, such provision may be modified by such tribunal in compliance with the law giving effect to the intent of the Parties and enforced as modified. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision.

13. Project Change Order Process

●	Initiation: Either party may initiate a change to the project scope or deliverables by sending a written request via email to the designated project manager or primary contact person of the other party. The change request should clearly outline the proposed modification, including the rationale, impact on project timeline or budget, and any other relevant details.

●	Review and Assessment: Upon receipt of the change request, the receiving party shall promptly review the proposed modification and assess its feasibility, impact on project objectives, and any associated risks or costs. The project manager or designated representative shall consult with relevant stakeholders as necessary to evaluate the change.

●	Proposal Development: If the proposed change is deemed feasible and acceptable, the party initiating the change shall prepare a formal change order proposal outlining the revised scope, timeline adjustments, and any additional costs or resources required to implement the change. This proposal shall be communicated to the other party via email for review and consideration.

●	Negotiation and Agreement: Upon receipt of the change order proposal, both parties shall engage in good-faith negotiations to finalize the terms of the proposed modification. Any amendments to the project scope, timeline, or budget shall be mutually agreed upon in writing via email correspondence between authorized representatives of both parties.

●	Acceptance: Once the terms of the change order are agreed upon, the party initiating the change shall prepare a formal change order document incorporating the agreed-upon modifications. This change order document shall be signed by authorized representatives of both parties or confirmed via email acceptance from both parties.

●	Implementation: Upon acceptance of the change order, the revised project scope, timeline, and budget shall take effect immediately. Both parties shall proceed with the implementation of the approved changes in accordance with the terms specified in the change order document.

●	Documentation: A record of all change orders, including the change request, proposal, negotiation correspondence, and final change order document, shall be maintained by both parties for the duration of the project and included in project documentation for future reference.

14. Intellectual Property

(a) Background IP. Each Party shall retain all right, title, and interest in and to all intellectual property, materials, technology, know-how, and other proprietary rights owned or controlled by it prior to, or developed or acquired by it independently of, this Agreement (“Background IP”). Nothing in this Agreement transfers or assigns any Background IP of the Service Provider to the Company, and the Company acknowledges that the Service Provider’s existing platforms, designs, and technology are and remain the sole property of the Service Provider. The Service Provider’s Background IP includes all tools, methods, libraries, software, firmware, designs, architectures, and other technology of general application that the Service Provider develops, acquires, or improves during the performance of the Services and that is not specific to the Company’s requirements (such technology, together with the Service Provider’s preexisting materials, “Provider Technology”).

(b) Deliverables. “Deliverables” means the items identified as deliverables in the Proposal, in the formats specified therein, including the related design documents, drawings, CAD and model files, schematics, bills of materials, source code and firmware developed specifically for the Company, test plans and test data, analyses, reports, and prototypes so identified. Subject to the Service Provider’s retained Background IP and Provider Technology, and conditioned upon payment in full of all amounts due for the applicable Deliverable, the Service Provider assigns to Eva Defense Inc., effective upon such payment, all right, title, and interest in and to that Deliverable. To the extent any Background IP or Provider Technology of the Service Provider is incorporated into, or is necessary to use, a Deliverable, the Service Provider grants Eva Defense Inc. a perpetual, irrevocable, worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense to its affiliates, contractors, and government customers, to use, reproduce, modify, create derivative works of, make, have made, and manufacture products embodying such Background IP or Provider Technology, in each case solely as part of, and to the extent necessary to use, that Deliverable. Such license is transferable only in connection with a permitted assignment of this Agreement under Section 10. Deliverables do not include Provider Technology, and nothing in this Section 14 grants the Company any ownership interest in Provider Technology.

(c) Residuals and Reservation. The Service Provider retains the right to use the general knowledge, skills, and experience, and any ideas, concepts, and techniques, acquired or used in the course of performing the Services. All rights not expressly granted to the Company are reserved to the Service Provider.

15. Project Management Office (PMO) Services

(a) Acknowledgment of PMO Services: The Company acknowledges and accepts the inclusion of Project Management Office (PMO) services provided by the Service Provider in this agreement. These PMO services are intended to streamline project coordination, monitor progress, and facilitate the successful completion of your project.

(b) Transparent Fee Structure: The PMO services will not exceed 10% of the total contract value, unless otherwise agreed upon in written consent. This fee structure is designed to ensure transparency and flexibility in pricing to accommodate project needs.

(c) Comprehensive PMO Scope: The PMO services encompass various aspects, including detailed project planning, proactive risk management, efficient resource allocation, continuous progress tracking, and effective communication to keep all project stakeholders well-informed and engaged.

16. Development Materials Clause

●	Application of Mark-Up: The Service Provider shall apply a mark-up of 15% to the actual cost of materials utilized in the provision of engineering development services under this Agreement.

●	Limitation of Mark-Up: The Service Provider hereby undertakes not to exceed the aforementioned mark-up limit of 15% on materials for any project encompassed within the scope of this Agreement.

●	Transparency and Reporting Obligations:

○	Detailed Expense Reports: The Service Provider shall furnish the Company with comprehensive expense reports detailing the procurement of materials, inclusive of accompanying receipts.

○	Inclusion with Invoices: Where appropriate, such detailed expense reports shall accompany each invoice issued to the Company, thereby ensuring full transparency and accountability in financial transactions.

○	Adjustments and Notifications: Should exigent circumstances necessitate departure from the standard mark-up or if any modifications to this policy are contemplated, the Service Provider shall provide prompt notice to the Company and shall seek mutual accord prior to effectuating such alterations.

○	Audit Entitlement: The Company reserves the right to conduct audits of the aforementioned expense reports and associated invoices, with the objective of verifying compliance with the stipulated mark-up policy.

17. Rush Service Fee

In the event that the Company requires expedited services or delivery that necessitates an aggressive deviation from the standard project timeline, a rush service fee of 20% of the total project cost may apply. This rush fee is applicable under the following conditions:

●	Any requests from the Company that necessitate a change in the previously agreed-upon timeline, including but not limited to the addition of new requests while maintaining the original timeline.

●	Any changes or requests that require the Service Provider’s personnel to prioritize the Company’s project over other customer work, thereby altering the Service Provider’s resource allocation and schedule.

The rush service fee compensates for the additional resources, priority handling, and extended working hours necessary to meet the accelerated schedule. Prior to the commencement of any rush services, the total project cost, including the rush fee, will be communicated to and approved by the Company in writing.

18. Survival of Provisions

The following provisions of this Agreement shall survive the termination of this Agreement: Sections 4, 5, 6, 7, 9, 11, 12, 14, 19(c), 20, 21, and 22 and all other provisions of this Agreement that by their nature extend beyond the termination of this Agreement.

19. Termination

(a) Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice describing the breach in reasonable detail.

(b) Termination for Non-Payment. The Service Provider may, in addition to its suspension rights under Section 3, terminate this Agreement upon written notice if the Company fails to pay any undisputed amount when due and such failure continues for ten (10) calendar days after the Service Provider provides written notice of non-payment.

(c) Effect of Termination. Upon any termination or expiration, the Company shall pay the Service Provider for all Services properly performed and all approved expenses properly incurred through the effective date of termination. The provisions identified in Section 18, together with any accrued payment obligations, shall survive termination or expiration of this Agreement. Termination by the Company for convenience is not permitted. If the Company repudiates this Agreement, purports to terminate it without cause, or the Service Provider terminates under Section 19(a) or Section 19(b), the Company shall pay, as an early termination charge and not as a penalty, an amount equal to the aggregate monthly fees that would have become due under Section 3 through July 31, 2027, such amount being a reasonable estimate of the Service Provider’s losses in light of the personnel and resources committed to the engagement and the difficulty of ascertaining actual damages.

(d) Immediate Termination or Suspension. The Service Provider may terminate this Agreement, or suspend performance in whole or in part, immediately upon written notice if: (i) the Company becomes insolvent, makes an assignment for the benefit of creditors, or becomes the subject of a bankruptcy, receivership, or similar proceeding that is not dismissed within sixty (60) days; (ii) performance would, in the Service Provider’s reasonable judgment, violate applicable law, including export control, sanctions, or anti-corruption laws, or would require a license, authorization, or exemption that has not been obtained; (iii) the Company uses or directs the use of any Deliverable in a manner that is unlawful, that violates this Agreement, or that the Service Provider reasonably believes creates a material safety risk; or (iv) the Company, any of its affiliates, or any of their respective principals becomes subject to sanctions, debarment, or suspension by any competent governmental authority. Suspension under this Section 19(d) shall not relieve the Company of its payment obligations under Section 3 for the period of suspension.

20. Limitation of Liability

(a) Exclusion of Consequential Damages. Except as provided in Section 20(c), neither Party shall be liable to the other for any indirect, incidental, special, consequential, exemplary, or punitive damages, or for lost profits, lost revenue, or loss of business, arising out of or relating to this Agreement, even if advised of the possibility of such damages.

(b) Cap on Liability. Except as provided in Sections 20(c) and 20(d), each Party’s total aggregate liability arising out of or relating to this Agreement, whether in contract, tort, or otherwise, shall not exceed the total amount of fees paid by the Company to the Service Provider under this Agreement during the twelve (12) months immediately preceding the event giving rise to the claim. All claims arising out of or relating to this Agreement shall be aggregated for purposes of this cap, and the existence of more than one claim shall not enlarge it.

(c) Exclusions. The limitations and exclusions in Sections 20(a) and 20(b) shall not apply to: (i) the Company’s payment obligations under this Agreement, including the early termination charge under Section 19(c); (ii) the Company’s indemnification and defense obligations under Section 6, which are uncapped and which, for the avoidance of doubt, extend to amounts payable to third parties, including any indirect or consequential damages awarded to such third parties; or (iii) a Party’s fraud or willful misconduct.

(d) Enhanced Cap. Each Party’s aggregate liability for (i) breach of its confidentiality obligations under Sections 4 or 9, (ii) infringement or misappropriation of the other Party’s intellectual property, and (iii) gross negligence shall not exceed two (2) times the amount of the cap set forth in Section 20(b). Section 20(a) shall continue to apply to claims described in this Section 20(d), except as to amounts payable to third parties.

21. Notices

All notices, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given: (a) upon personal delivery; (b) one (1) business day after deposit with a nationally recognized overnight courier, charges prepaid; (c) three (3) business days after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid; or (d) upon confirmed transmission by email to the address set forth in the signature blocks below, provided that any notice of breach, suspension, or termination sent by email shall also be sent concurrently by a method described in clause (a), (b), or (c). Notices to the Company shall be given to both Eva Defense Inc. and Eva Live Inc. Either Party may change its address or email for notices by giving notice in accordance with this Section 21.

22. Compliance with Laws; Export Control and Security

(a) General Compliance. Each Party shall comply with all laws and regulations applicable to its performance under this Agreement, including the U.S. Export Administration Regulations (EAR), the International Traffic in Arms Regulations (ITAR), the economic sanctions programs administered by the U.S. Office of Foreign Assets Control (OFAC), and applicable anti-corruption laws.

(b) Controlled Technology. The Company shall identify in writing, prior to disclosure, any technical data, technology, software, or other item furnished to the Service Provider that is controlled under the EAR or the ITAR, together with its applicable classification, and shall not furnish any such controlled item to the Service Provider without the Service Provider’s prior written consent. The Parties acknowledge that the release of controlled technology or technical data to a foreign person, whether within or outside the United States, may constitute an export requiring prior authorization, and each Party shall obtain any required authorization before making such a release.

(c) Effect on Performance. The Service Provider shall not be required to perform, and may suspend performance of, any obligation that would require a license, authorization, or exemption that has not been obtained, and any resulting delay shall extend the applicable schedule in accordance with Section 2(d). Neither Party is, and neither Party shall permit any subcontractor to be, a person or entity designated on any U.S. government restricted-party, sanctions, or debarment list.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement by their authorized representatives as of the date first written above.

Signed for and on behalf of		Signed for and on behalf of

EVA DEFENSE INC.		BOUMARANG, INC.

By:	/s/ David Boulette	By:	/s/ Craig Nehrkorn
Name:	David Boulette	Name:	Craig Nehrkorn
Title:	CEO	Title:	CEO
Email:	dave@eva.live	Email:	craig@boumarang.com
Phone:		Phone:	512-740-3740
	08/05/2026		08/07/2026

Signed for and on behalf of

EVA LIVE INC.

By:	/s/ David Boulette
Name:	David Boulette
Title:	CEO
Email:	dave@eva.live
Phone:
08/05/2026

Boumarang Inc, 200 Spectrum Center Drive, Irvine, California 92618